Exhibit 99.2

Tidewater Inc.

Bank of America Energy Conference

November 14, 2005

Doug:	Tidewater, as you are aware, we’re required to make a number of conflict of interest and related disclosures in connection with our participation in this conference and the companies that we may discuss. If you would like to review these important disclosures, please pick up the packets containing public appearance disclosures at the back of the room. PDF copies can be accessed by those of you viewing these presentations via webcast.

Tidewater is the largest offshore supply vessel company in the world, we think it’s particularly interesting given that it has boats where a lot of the incremental demand is materializing. That’s internationally. Speaking today we have Dean Taylor, he’s Chairman, President, and CEO of Tidewater and with that I’ll turn it over to Dean.

Dean:	Thank you Doug. Thank you everyone for being here this morning. Anyone that would like a copy of our presentation by e-mail, or by CD, this young lady that assists us, Janna Rasmussen(?) here at the back of the room, she’ll be glad to get you one if you give her your business card or your e-mail address, she’ll be glad to forward one to you after the presentation. There will be some forward-looking statements made this morning, so I’ll just give everyone fair warning for them.

Everything we do at Tidewater starts with safety, and unfortunately, that applies to our presentations with investing groups. We feel like we are the safest company in the industry. And one reason why we think we are the safest company in the industry is we pay so much attention to it. Most of you, our safety record doesn’t mean much to you, but it does mean a lot to our customers. And there are some investors who feel like the attention that we pay to our safety record is the same kind of attention that we pay to the remainder of running our business, so maybe it does make some difference to you.

This is just a comparison of our total recordable incident rates, as compared to some of the leaders in industrial America and the world. For many companies, excuse me, for many people, DuPont is considered the worldwide leader in safe business practices, our safety incident rate, our lost time incident rate is actually better than theirs. Last year we worked about 27 million man-hours around the world, in about 63 different countries around the world, in every religion, race, culture, creed that you can imagine, and we had but one lost time accident where an individual missed a day of work as a result of that accident. I’d ask you to keep in mind that most everyone else in the industry is working on platforms that are stable and our personnel, bless their hearts, are working on something _____ all day long. And they’ve got loads of cargo up overhead that are being lowered down and raised back up to the platforms, it’s a tremendous achievement, it’s something of which we are immensely proud of at Tidewater. A culture that was started by my predecessor, Bill O’Malley, he gets all the credit for really changing a culture that was not very safe, prior to his arrival at our company. My challenge is to keep that culture going, so far we’re doing okay, but like I tell our troops every day, having a safe culture is sort of like holding a snake. You’ve got this snake by the head and the minute you turn it loose it bites you. We work in an environment that’s not easy, as you can see, and every day we’re working about 350 to 400 ships(?) in all these countries around the world and it’s a real challenge to keep this safety record as it has been. This just goes to show the progression of our lost time safety, our lost time accidents through time. In 1998 we had about 18 of them, last year we had but one, so it is a culture of continuous improvement. But as I say, it’s like holding a snake, it’s something you just can’t turn loose.

Our fiscal 2005 and 2006 highlights year to date, we have had a continued improvement in our safety record. We continue to regenerate Tidewater with new equipment. Now, a lot of investors don’t like it when you put money back into the business, but unfortunately, as you’ll see later on in the presentation, it’s something we’ve not been able to avoid the last three years. Otherwise we would have just clipped coupons and run ourselves out of business. Fortunately, we did so at a time when the worldwide operating environment has resulted in escalating vessel day rates and earnings. Some of the investments that we made two years ago are really starting to pay off now. And we think that they’ll continue to pay off. This summer we sold about six vessels that we didn’t feel were core to our deepwater operations, they were sort of in a class that was a little bit difficult to market, they were too small for really big jobs and too big for sort of jobs that weren’t so big and had not really generated very good returns. A buyer came along for them and we did sell them and we gained about $66 million as a result of the sale. Someone was mentioning, Doug was just mentioning that he was somewhat surprised by that and many people were, because Tidewater traditionally has not been a seller of equipment. We’ve just been buyers of equipment. This was a case where we felt like the deal was so good it was one that we shouldn’t pass on and we didn’t. Also, in July of 2005, with that sale, we were able to pay down about $100 million in our revolver debt and we announced at the time that we would begin on an opportunistic $120 million share repurchase program. We’ve bought about 220,000 shares so far. I think at a price of about $9 million. So we have a way to go yet on that program, but it’s not a program, at least not yet, we’ll have a board meeting next week, excuse me, we’re going to have the board meeting this week and we’ll talk about it. We may make it more than an opportunistic program, where we just do it on an ongoing basis. But so far it’s just been an opportunistic program.

The Job’s Creation Act that was passed last year in December of 2004 had immense consequences for our company. It changed our taxation on our foreign earnings, where we do not pay taxes on foreign earned income until such time as we repatriate that income to the United States. Theretofore, we paid U.S. taxes on the first dollar of income earned overseas. And since our company generates about 80% of its income outside of the United States, very large impact for us with the Job’s Creation Act. Now it’s not a subsidy, it’s not like Tidewater is being subsidized as compared to our foreign competition. That’s the way all of our foreign competition has competed against us in overseas operations. So beforehand we were sort of fighting with one hand tied behind our back, where we were paying taxes on the first dollar of income and they weren’t. We’re now able to compete with those companies in the international sphere on an equal basis. We continue to have a strong balance sheet. And so far this year we’ve had a nice growth in our stock price and hopefully we can keep that going.

Hurricanes. The Katrina/Rita drink, the hurricane impact. In both hurricanes we didn’t have a scratch to either a person or a vessel, in either hurricane. We have had to move all of our people out of our New Orleans office to either our operating base in Amelia(?) or to our sales office in Houston. A few of us are in Houston, about 20 of us are in Houston, the other 60 are in our operating base in Amelia. We intend to return to New Orleans, at least a good part of the staff, around the second of January. We think by then the infrastructure of New Orleans will be such that our people can return. But we had about 30 of our 85 employees in New Orleans who actually lost their homes. So one of the challenges with which we’re dealing is helping those people find someplace to live when we do go back to New Orleans, as an administrative center. Now it’s not clear as whether we’re going to keep New Orleans as our worldwide headquarters. We are in Houston right now, most of our customers are in Houston right now. It’s conceivable that unless the City of New Orleans takes advantage of this unique opportunity to maintain its wonderful charm and yet improve many of the infrastructure problems that it had, that we will be looking at moving elsewhere, other than New Orleans. And Houston would be the logical place, but so far no decisions have been made on that.

We did have some extraordinary costs related to the move of our headquarters from the New Orleans office to both Houston and Amelia. We think that that’s going to be paid for by our physical damage insurance policy. But it’s not clear. The underwriters are saying, well your building wasn’t damaged, and in fact, it wasn’t damaged. But we say, well our leasehold was damaged, you couldn’t get into the building, there was no plumbing services, there was no electricity, there was no water, there was no way to put out a fire. So we’re in discussions with the insurance company. We think all those expenses will ultimately be covered. It was $175,000 deductible which we booked last quarter. Our running rate for expenses right now, being outside of the head office, is about $250,000 per quarter. But we think, ultimately we’ll be recompensed for those expenses.

And finally, we were able to file our financial statements on time, neither hurricane had any effect on our ability to get information out to you, our shareholding public. We think the outlook for things is pretty positive. Commodity prices are naturally very favorable EMP spending is up worldwide. The rate count is up. Strong demand for the basic product in China, India, Indonesia, Malaysia, West Africa, Brazil, Mexico. There’s hardly place on earth that you can look where demand doesn’t seem to be pretty good. All the growth areas match locations where we are. We have been in Mexico since 1962. We’ve been in Venezuela since 1958. We’ve been in Nigeria since 1966. We’ve been in Indonesia since 1968. In short, we’ve been overseas an awfully long time. We feel like we know how to do business overseas. And in fact, we feel like that’s part of the real franchise of Tidewater, our ability to do business outside of the United States.

Activity in the North Sea is up, it doesn’t mean much to us because we don’t have much of a presence there, but at the same time, what it does do is keep the North Sea players in the North Sea, it keeps them from putting pressure on rates outside of the North Sea and we think that’s important. Our new fleet is really having a tremendous financial effect for our bottom line and that story, we believe, will continue. Both sectors in past cycles has typically been a late cycle story. I don’t know whether that’s the case this time or not, it remains to be seen. I will say that I think we’re in a cycle that’s much more equivalent to the ‘70s than the cycles that we saw in the ‘80s or the ‘90s. That of course, yet remains to be seen. But in general, I think that this cycle is going to be much longer and stronger than the cycles that we’re seeing in the ‘70s and the ‘80s. Most of you are too young to remember the cycle of the ‘70s but Jim and I are not. And then I spoke already of the favorable tax changes from the Jobs Creation Act.

Our strategy is not very complicated. What we want to do is maintain and grow our international market share. We want to continue to improve our domestic profitability. We had some real nice earnings domestically this last quarter and we hope to continue to improve those. We need to continue to renew(?) our fleet and to assess the opportunities for our stack fleet. We have about 100 to 150 ships that are stacked, they’re not earning revenue, they’re assets. We’re not getting any return on those assets, and we need to do something with those assets, such that they provide our shareholders a better return. We need to be ready for the right acquisition. Lord knows we’ve got a balance sheet that can stand one. But the problem of course, is finding a willing seller at a price that we’re willing to pay. And that’s not been — that’s not at least been something that we’ve been able to pull off recently. We want to continue to push our day rates to grow profits and cash flow and that’s sort of like saying sex is good but the trick is, how do you do it? And it’s always a battle, those guys at the oil companies are well trained, very smart, tough guys and they’re trying to keep their costs down, and we’re one of their costs, so it’s always a constant tug of war. And then we want to continue to maintain our financial strength. We think having a strong balance sheet is important because it does give us the opportunity when the right acquisition opportunity comes along, to pull the trigger quickly and not have to go to the capital markets and be looking for the ability to do so.

Now, this is our operating fleet worldwide. This does not include stacked vessels. This shows what vessels we have, where, that are presently operating. So we have about 67 in North America that are operating, about 98 in South America, about 122 in West Africa about 40 in the Middle East and Europe, and about 47 in the Far East and Australia. So all the areas that are potential growth areas for worldwide exploration production activity, we’re there, as I said earlier, we’re there and we’ve been there. The only place, if you look on this slide, about the only two places where we’re not, and I’m working hard to get into one of them. One would be Sakhalin Island here, off of the East Coast of Russia. And then, we’re not big players in the North Sea, but we could be big players there, depending on potential acquisitions. Or moving some equipment there, if we chose to do so. Right now we’ve not chosen to do so in the past but it’s something we can do at just about anytime.

The chart shows our international day rates and utilization. You can see that even with relatively flat utilization, that our day rates have grown considerably since June of 2004. And we had a nice quarter last quarter, I think we announced also at the time of our conference call that rates were actually up over the end of the quarter, when we were one month into the new quarter, so hopefully we can keep that going. This is a little bit different cut on that same slide, this shows the effect of the new vessels and the old vessels. You can see the new vessel’s day rates are growing faster than the older vessels. But even our older vessel’s day rates are improving. So we think that, again, this is a trend that we hope that we can continue. People say, what’s the future of the Gulf of Mexico? All the repair and maintenance work that’s out there, what do you think about it? Well, and then a corollary question is, are you going to bring more vessels out of stack? This is a chart that shows — ODS is a data service that compiles data — but it shows working rigs in the Gulf and working boats in the gulf. The red line is the working rigs in the Gulf. And the blue line is the working boats in the Gulf. You can see when business was really great in the Gulf, in 1998, that there wasn’t much that — that those two lines were pretty close together. You can see there’s a pretty big spread right now, between working rigs and working boats. And with the loss of about ten rigs in the Katrina/Rita affair, even though there’s a lot of repair work that’s going to be necessary in the Gulf, and I think will keep the Gulf to be a very nice market for the immediate future. The real question is, where are the rigs going to come from? There’s not enough rigs to satisfy the requirements of the operators in the Gulf, and without more rigs coming back into the Gulf, it’s unlikely that the Gulf is going to be a whole lot better market. So for us, it’s a decision that we take carefully, to bring more boats out of stack. Because we have some boats in stack and we’d like to bring them out of stack, but there’s no more rigs coming into the market. Eventually — I think we need to be careful about getting over enthusiastic about the activity levels right now because the Gulf, in fact, lost ten rigs in the hurricane and the question is how soon those rigs will be replaced in the marketplace.

This is a chart of utilization and day rates and growth in the Gulf of Mexico. It’s a little bit deceiving. You can see in the March of 2004 that our utilization shot up, but that was only because we impaired 81 vessels and took them out of our active fleet, so the business didn’t get that much better, we just withdrew vessels from our working fleet so our “utilization” got better. But you can see that our utilization has gone up some. But day rates have gone up a lot. And I think we announced also at the quarterly conference call that day rates were higher yet at time of the conference call than they were at the end of the quarter. And again, we hope that we can keep that trend going.

Same slide, showing new and older vessels, you can see we’re growing day rates with the new vessels and the old vessels. In this case, the day rate growth is roughly the same between the new and the older vessels.

This is a new face of Tidewater, just some of the new ships that we’ve built and bought in the last four years. Here’s why we need to continue to build and buy equipment. If you look at our average age of our fleet, it is 20 years old, at 442 units. The meat of the fleet, 255 ships and our towing supply fleet is about 22 years old and that’s then where we’ve been replacing our fleet. And I think we need to continue to do so. The crew utility, 15-year-old ships, not too bad. Our offshore tugs, the average age is 26 years old, which is old. The other class is a small class that doesn’t make that much difference. But you can see that we need to do more to replace the backbone of our fleet, because it’s an old fleet. This is what we’ve done since January of 2000, roughly 119 new ships. At one point, $4 billion. There are some of our competitors running around crowing, that they’ve got the newest fleet in the industry, well they have the newest fleet if you add the whole fleet together, but if you take our new fleet just as one part, just by itself, by far we have the newest, biggest fleet in the industry, 119 new ships.

Profit contribution. At the end of last fiscal year the new ships contributed about 30% of our overall profits, even though they were only about 20% of our overall fleet. You compare the number of what we do do though, we are mindful of fleet-wide industry totals, not just our own fleet, but the worldwide fleet. We brought 120 ships into the fleet in the last five years, at the same time we’ve disposed of 270 ships out of the industry for the most part, with the exception of about 20 that we sold to former joint venture partners. But so that 270 number would be about the second largest fleet in the industry, and that’s just ships that we’ve disposed of in the last five years.

We want to maintain our financial strength. We spoke about that earlier. This is a slide of our balance sheet. Nothing surprising there. This slide gives an idea of our earnings growth, excluding extraordinary items through the last four quarters, last five quarters. A year ago we had a 29 cent quarter, this past quarter we had a 68 cent quarter, so we’ve had five nice quarters of continuing earnings growth. And it’ll be our responsibility to keep that going.

American Jobs Creation Act, I’ve already spoken about that. It’s very important to our company, it should lower our overall tax rate somewhere between 20% and 25%. That should be our tax rate, as opposed to a previous tax rate of 30% to 35%. Last quarter our tax rate was about 25.6% on our worldwide operations. And that’s something that’s not a one-time shot. This is an annuity, we should have the benefit of this on a go-forward basis for the indeterminate future.

I just talked a little bit about what’s happened to our international and domestic profits, as related to our stock price so one thing that I find interesting is that when — even though 20% of our business is domestic, and 80% is international, everyone continues to think of Tidewater as a Gulf of Mexico company. And if you look when our stock prices were in the tank, we were losing money domestically, we started making some money domestically and we’re having some good times now, domestically in our stock price has done very nicely. But Tidewater’s story is really an international story. Not just the domestic story. Nevertheless, our stock price almost trades on what we’re doing domestically.

We do have a dividend. We pay the highest dividend yield in the OSX, it’s about 1.5%. Last year about this time it was about 2.8%. We told everybody we wanted to reduce their yield, so far we’re doing that and we’ve continued to want to reduce your yield by getting our stock price up. But we do have right now at least the highest yield in this sector.

This is just where the street has us, or had us before our last quarterly conference call. I don’t know where they have us exactly today, but this is where we were projected before October the 26th and we’re not saying that we’re going to get there, we’re not saying that we won’t, but that’s where they’ve got us.

So in summary, our strategy has been to maintain and grow our international market share. We want to renew our fleet. We want to be ready for the right acquisition. We want to push day rates to grow profits and cash flow, and maintain our financial strength. And I think that’s it. And I’ll be glad to entertain any questions if anyone has any. Yes, sir?

Question:	As you have brought your new builds on since 2000, has there been a particular geographic focus of where you’ve deployed them, or just pro rata across your geography?

Answer:	No, we had — actually the first thing we try to do is get into the deepwater market first. Because we weren’t in the deepwater market. So we built about 33 ships for the deepwater market. Second, we decided to renew our domestic fleet, so that was our second priority and we’ve done some of that, we need to continue to do more. And third, our third priority and this is what we’re doing now as well, is we are renewing our international towing supply, sort of mid water, mid size I should say, fleet that services both the jack-ups and some of the shallower deepwater activity. Yes, sir?

Question:	(Inaudible).

Answer: Would you like to repeat the question again

Question:	Can you describe the average terms that you realized in the contracts with the various oil companies and past companies _____.

Answer:	There’s two markets. One is a domestic market. And that’s mainly driven by natural gas. And the terms are typically well to well. So if a well length is 30 days, that’s the term of your job. If the well length is 14 days, that’s the term of your job. Now some of that is changing, because equipment is tight in the Gulf of Mexico and operators see prices going, see rates going up, and what they’re trying to do is lock in longer terms. So I would say that domestic terms are increasing in length now. But they’re still relatively short as compared to international terms. International market is more driven by oil activity. The term projects take longer to ramp up, they take longer to complete, so those terms are typically longer, one, two, three, sometimes five years. The average term of our, the average international term for our fleet is about five quarters, on average. Yes sir?

Question:	You mentioned acquisitions several times. Can you give kind of a geography of how you finance this and multiple _____.

Answer: I’m not sure I understand the question.

Question:	_____ multiples and how you finance them? _____.

Answer:	Well we’d buy anywhere where we thought it made sense and we pay as little as possible. And you would want to do an acquisition where you would have stronger pricing power in a geographic area, one. Or else put you in a place where you’re not. And financing it, I think we could finance it, typically domestically you’d probably do mostly stock and some cash. Internationally you’d do mostly cash and some stock, or maybe all cash would be the way it would be financed. I think our balance sheet is such that we could pull the trigger on just about any acquisition at which we’re looking now.

Question:	You have a very old fleet, what are you looking at acquisitions? I mean, are there any companies out there which are apart from one or two that you have mentioned, that have younger fleets that you can acquire and reduce the age of your fleet. Or are the rest of the players in the same boat that you are, all three(?). If this is the case, why do you not go ahead and _____?

Answer:	Well we had a good look at the former Seabulk(?). We had a good look at Dryco, and one thing that argued against both acquisitions was the age of their fleets. The last thing I need is another 150 old ships. It would have been nice for the industry, that Tidewater be the consolidator, but we didn’t need a bunch of old ships. There are a few companies out there that would fit our sort of fleet profile mix, that would lower our average age, but they’re, of course, at the top of the cycle too. Now, some people say that acquisitions are best done at the top of the cycle, that people are willing to sell at the top of the cycle. And Bill O’Malley, my predecessor, made two terrific acquisitions, pretty much at the top of the cycle. One he bought the old Hornbeck Company in 1995 and it was a tremendous acquisition. It enabled us to get a terrific pricing power in the Gulf of Mexico, almost overnight. And then he bought the OIL Company, again at the top of the cycle, or close to the top of the cycle in 1996, and it gave us really good pricing power in West Africa. So both of those cases were acquisitions done at the top of the cycle. In each case — with the Hornbeck Company we got some newer ships. The OIL Company we got a bunch of old ships, so it was only something that put us in good stead for about five or six years. I’m now dealing with the fact that a lot of those OIL ships are old ships, they’re part of the 250 old ships that I need to replace. But at the time it was a great acquisition. Does that mean I’m out of time. Okay. Thank you very much, thank you.

END